EXHIBIT 99.1

Contacts:	Ramses Erdtmann Pharmacyclics, Inc. (408) 215-3325 Carolyn Wang WeissComm Partners (415) 946-1065

PHARMACYCLICS REPORTS SECOND QUARTER FISCAL 2009 FINANCIAL RESULTS

Sunnyvale, Calif., -- February 13, 2009 -- Pharmacyclics, Inc. (Nasdaq: PCYC) today reported financial results for its second fiscal quarter ended December 31, 2008. The net loss for the second quarter of fiscal 2009 was $4.8 million, or $0.19 per share, compared to a net loss of $5.9 million, or $0.23 per share, in the second quarter of fiscal 2008.

Total operating expenses were $4.9 million in the second quarter of fiscal 2009, including $0.4 million of severance related share-based compensation expense and $0.2 million of cash severance expense. Excluding the $0.6 million of severance related expenses, total expenses were $4.3 million in the second quarter of fiscal 2009 compared to $6.2 million for the second quarter of fiscal 2008, a decrease of $1.9 million. Excluding $0.4 million in severance related share-based compensation expense, share-based compensation expense was $0.2 million in the second quarter of fiscal 2009 compared to $0.6 million in the second quarter of fiscal 2008. The decrease of $1.9 million in total operating expenses, after excluding the severance related expenses, in the second quarter of fiscal 2009 was primarily due to reduced personnel expenses due to lower headcount and reduced manufacturing costs and outside preclinical expenses associated with the company's HDAC, Btk and Factor VIIa inhibitor programs.

Pharmacyclics also reported its financial results for the six months ended December 31, 2008. The net loss for the six months ended December 31, 2008 was $11.4 million, or $0.44 per share, compared to a net loss of $12.7 million, or $0.49 per share, for the six months ended December 31, 2007. The net loss for the six months ended December 31, 2008 included $2.5 million of severance related expenses.

As of December 31, 2008, the Company's cash, cash equivalents and marketable securities totaled $12.9 million compared to $16.8 million at June 30, 2008. As previously announced, the Company borrowed $5.0 million from Robert W. Duggan & Associates on December 30, 2008, with interest payable in arrears at 1.36% until March 31, 2009; at Citibank prime rate from April 1, 2009 until December 31, 2009; and at the prime rate plus 2% from January 1, 2010 until July 1, 2010. The principal amount of the loan has been discounted to fair value for balance sheet presentation as a result of the below market interest rates. The accretion of the discount will cause an increase in the carrying amount of indebtedness, and in charges to interest expense, from December 31, 2008 to June 30, 2009 of $500,000.

Fiscal 2009 Guidance
Pharmacyclics projects total operating expenses, excluding share-based compensation, of between $9 and $10 million for the remaining two quarters of fiscal year 2009, including general and administrative expenses of approximately $3 million. Including share-based compensation expense, Pharmacyclics projects total operating expenses of between $10 and $11 million for the remaining two quarters of fiscal year 2009, including general and administrative expenses of approximately $3.5 million. Financial projections involve a high level of uncertainty due to, among other factors, the variability involved in predicting requirements of early stage research programs and clinical trials, the potential for entering into partnering arrangements or strategic collaborations, the timing of U.S. Food and Drug Administration (FDA) decisions and share-based compensation expense.

Robert W. Duggan stated, "Through the December quarter and up to the date of this press release we have made solid progress on numerous fronts. Financially we closed a $5,000,000 million loan on favorable terms. We have also concluded our review of MGd for the potential treatment of brain metastases from non-small cell lung cancer (NSCLC) and have decided not to pursue this indication. We will assess MGd's future development when we receive the results of an ongoing 113 patient Phase 2 clinical trial of MGd combined with radiation plus temozolomide in glioblastoma multiforme (GBM). This trial is being conducted by the Radiation Therapy Oncology Group (RTOG) with results expected in late 2010."

"Our management team has been significantly strengthened with the addition of Dr. Glenn Rice, as President and Chief Operating Officer, Ramses Erdtmann as Vice President of Finance and the late summer addition of Dr. Maky Zanganeh as Vice President of Marketing and Business Development. All three have excellent international business development backgrounds. Glenn has a deep appreciation for what it takes to expand our business, his contacts run deep and his successes are well known within the biotech community. It is a pleasure to work with each of them."

"The advances we have achieved across our portfolio are well described in our 10Q and I refer you to that document as well as our excellent website for a close look at each of our products. Enjoy the feature of clicking on most any technical term for an immediate applicable definition. Along with new graphics you will enjoy seeing our products in "cartoon motion." One of our sub goals is to make what we do much more understandable to the lay person. After all, you or a person you know may someday be in line to benefit from the enormous progress now in motion throughout the biopharmaceutical field."

"On the strength of excellent scientific progress and dedicated employees throughout our Company, Pharmacyclics is moving forward to a brighter future."

"Our mission and goal are worth repeating. To build a viable biopharmaceutical company that designs, develops and commercializes novel therapies intended to improve the quality of life, increase the duration of life and resolve serious unmet medical healthcare needs and also to identify promising product candidates based on exceptional scientific development expertise, develop them in a rapid, cost-efficient manner, and to pursue commercialization and/or development partners when and where appropriate."

"We exist to make a difference for the better and these are important times to do just that."

The Company expects to have a conference call on Tuesday, March 10, 2009.

About Pharmacyclics
Pharmacyclics is a pharmaceutical company developing innovative products to treat cancer and other serious diseases. The company is leveraging its small- molecule drug development expertise to build a pipeline in oncology and immune diseases based on a wide range of targets, pathways and mechanisms. More information about the company, its technology, and products can be found at www.pharmacyclics.com. Pharmacyclics® and the "pentadentate" logo® are registered trademarks of Pharmacyclics, Inc.

NOTE: Other than statements of historical fact, the statements made in this press release about projected operating expenses, future plans and timelines for our preclinical studies and clinical trials, progress of and reports of results from preclinical studies and clinical trials, clinical development plans and product development and corporate partnering activities are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. The words "project," "believe," "will," "may," "continue," "plan," "expect," "intend," "anticipate," variations of such words, and similar expressions also identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements. Factors that could affect actual results include risks associated with our ability to obtain future financing and fund the product development of our pipeline; our ability to estimate accurately the amount of cash to be used to fund operations; unexpected delays in clinical trials and preclinical studies and the timing for making related regulatory filings; the fact that data from preclinical studies and Phase 1 or Phase 2 clinical trials may not necessarily be indicative of future clinical trial results; the initiation, timing, design, enrollment and cost of clinical trials and preclinical studies; our ability to establish successful partnerships and collaborations with third parties; the regulatory approval process in the United States and other countries; and our future capital requirements. For further information about these risks and other factors that may affect the actual results achieved by Pharmacyclics, please see the company's reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its annual report on Form 10-K for the period ended June 30, 2008 and its subsequently filed quarterly reports on Form 10-Q. Forward-looking statements contained in this announcement are made as of this date, and we undertake no obligation to publicly update any forward- looking statement, whether as a result of new information, future events or otherwise.

---FINANCIALS ATTACHED---

Pharmacyclics, Inc.

(a development stage enterprise)

Condensed Statements of Operations

(unaudited) (in thousands, except per share data)

                                              Three Months Ended  Six Months Ended
                                                 December 31,        December 31,
                                              ------------------  ------------------
                                                2008      2007      2008      2007
                                              --------  --------  --------  --------
Operating expenses:
     Research and development ..............    2,986     4,462     6,189     9,702

     General and administrative ............    1,874     1,756     5,313     3,823
                                              --------  --------  --------  --------
            Total operating expenses .......    4,860     6,218    11,502    13,525
                                              --------  --------  --------  --------
Loss from operations .......................   (4,860)   (6,218)  (11,502)  (13,525)

Interest and other, net ....................       26       358       126       835
                                              --------  --------  --------  --------
Net loss ................................... $ (4,834) $ (5,860) $(11,376) $(12,690)
                                              ========  ========  ========  ========

Basic and diluted net loss per share ....... $  (0.19) $  (0.23) $  (0.44) $  (0.49)
                                              ========  ========  ========  ========
Shares used to compute basic and
    diluted net loss per share .............   26,034    25,968    26,025    25,977
                                              ========  ========  ========  ========

Condensed Balance Sheets

(unaudited, in thousands)

                                                            December 31,  June 30,
                                                                2008        2008
                                                            -----------  -----------

   Assets
     Cash, cash equivalents and marketable securities * .. $    12,917  $    16,755

     Other current assets ................................         759          401
                                                            -----------  -----------
          Total current assets ...........................      13,676       17,156

     Property and equipment, net .........................         537          688

     Other noncurrent assets .............................         290          523
                                                            -----------  -----------
                                                           $    14,503  $    18,367
                                                            ===========  ===========

   Liabilities and stockholders' equity
     Current liabilities ................................. $     1,902  $     1,851

     Note payable to related party - current................     4,500           --

     Long-term obligations ...............................          69           71

     Stockholders' equity ................................       8,032       16,445
                                                            -----------  -----------
                                                           $    14,503  $    18,367
                                                            ===========  ===========

   * Marketable securities                                 $        --  $     4,495
                                                            ===========  ===========

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